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EXHIBIT 21.1

REFOCUS GROUP, INC.
SUBSIDIARIES OF THE CORPORATION

All subsidiaries are 100% owned:

PC Lens Corp (Delaware)
Refocus Ocular, Inc. (Delaware)
        Presby Corp Europe—SPRL (Belgium)

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  EXHIBIT 21.1
REFOCUS GROUP, INC. SUBSIDIARIES OF THE CORPORATION